EXHIBIT 2.1

                             AMENDMENT NO. 1 TO
                        AGREEMENT AND PLAN OF MERGER
                            DATED AS OF MAY 8, 2008


     THIS AMENDMENT NO. 1 to Agreement and Plan of Merger is made and entered into this 9th day of July, 2008, by and among BIOMEDICAL TECHNOLOGY SOLUTIONS, INC., a Colorado corporation ("BMTS"); CET SERVICES, INC., a California corporation ("CET"); and CET ACQUISITION CORP., a Colorado subsidiary of CET ("CETAC"). BMTS, CET and CETAC are hereinafter sometimes individually referred to as a "party" and collectively as the "parties".
WITNESETH:

     WHEREAS, the parties executed and delivered a certain Agreement and Plan of Merger dated as of May 8, 2008 (the "Agreement"); and

     WHEREAS, the parties desire to modify and amend certain provisions of the Agreement in the particulars herein below set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the parties agree as follows:

     1. Section 2.4 of the Agreement is hereby amended in its entirety to provide the following:

     "2.4     Closing: Closing Date.  Subject to the terms and conditions set forth in the Agreement, the consummation of the transactions referenced above shall take place (the "Closing") on August 15, 2008, at 10:00 a.m. Mountain Daylight Savings Time at the offices of Clifford L. Neuman, PC; 1507 Pine Street, Boulder, CO 80302, or within five business days following the satisfaction or waiver of all conditions precedent to such Closing, if earlier, or at such other time, date and place as BMTS and CETAC shall designate (the "Closing Date")".

     2. Section 4.3 of the Agreement is hereby amended to provide, inter alia, that the number of shares of common stock to be authorized for issuance under the 2008 Equity Incentive Plan shall be 2.0 million shares after giving effect to the reverse split.

     3. Section 4.5 of the Agreement is hereby amended to provide, inter alia, that CET will change its name to "BioMedical Technology Solutions Holdings, Inc."

     4. Section 4.7 of the Agreement is hereby amended to provide, inter alia, that Parcel 5 has been sold by Community Builders; that the proceeds of such sale shall be included in the $875,000 in cash of CET at the Effective Date of the merger; and to delete the requirement that Community Builders pay $400,000 to CET for Parcel No. 5 on the Effective Date.

     5. Section 13.1(d) is hereby amended in its entirety to read as follows:




     "13.1 (d) By either CET, CETAC or BMTS, if for any reason the parties have failed to close this Agreement on or before August 15, 2008, provided that neither CET, CETAC nor BMTS is then in default hereunder."

     3. This Amendment may not be construed to amend the Agreement in any way except as expressly set forth herein. The execution and delivery of this Amendment does not constitute and this Amendment may not be construed to constitute a waiver by any party of:

     a. Any breach of the Agreement by any party, whether or not such breach is now existing or currently known or unknown to the non-breaching party or parties; or

     b. Any right or remedy arising from or available to a party by reason of a breach of the Agreement by any other party or parties.

     4. The parties hereby confirm that the Agreement, as amended by this Amendment, is in full force and effect. In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control.

     5. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Agreement.

     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

                                CET ACQUISITION CORP.
                                a Colorado corporation


                                By: /s/ Steven H. Davis
                                    Steven H. Davis, President

                                CET SERVICES, INC.
                                a California corporation


                                By: /s/ Steven H. Davis
                                    Steven H. Davis, President & CEO

                                BIOMEDICAL TECHNOLOGY SOLUTIONS, INC.
                                a Colorado corporation


                                By: /s/ Donald G. Cox
                                    Donald G. Cox, President & CEO






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